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                                    RESTATED
                            ARTICLES OF INCORPORATION

                  STEPHEN P. SCIBELLI, JR. and JAMES W. KLINGLER certify that:

                  1. They are the President and Secretary, respectively, of WILSHIRE TECHNOLOGIES, INC., a California corporation (the "Corporation").

                  2. The articles of incorporation of the Corporation are amended and restated to read as follows:

                                       "I.

                  The name of the Corporation is WILSHIRE TECHNOLOGIES, INC.

                                       II.

                           The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

                           The total number of shares of stock which the Corporation has authority to issue is 22,000,000 shares, consisting of:

                           (1) 2,000,000 shares of undesignated preferred stock (the "Undesignated Preferred"); and

                           (2) 20,000,000 shares of common stock (the "Common Stock").

                             UNDESIGNATED PREFERRED

                           The Undesignated Preferred may be issued from time to time in such manner of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Undesignated Preferred and to fix the number of shares of any series of Undesignated Preferred and the designation of any such series of Undesignated Preferred. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions originally fixing the number of shares constituting any series, may increase or decrease (but


                                   EXHIBIT 3(i)(a)

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         not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. The authority of the Board of Directors with respect to each series of Undesignated Preferred shall include, but not be limited to, the determination of the following:

                                    (a) Dividends. The dividends to be paid on
         the shares of such series, the conditions on and the times at which such dividends shall be paid, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, with respect to the payment of dividends on the shares of such series;

                                    (b) Voting Rights. Whether the shares of
         such series shall have full, limited or no voting rights (other than the voting rights provided by law) and, if so, the terms of such voting rights.

                                    (c) Convertibility. Whether the shares of
         such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other series or class and, if so, the terms and conditions of such conversion or exchange, including the price or prices or rate or rates of exchange and the adjustments thereto;

                                    (d) Rights on Dissolution. The rights of the
         shares of such series in the event of the voluntary or involuntary liquidation, dissolution or distribution of the assets of the corporation if any; and

                                    (e) Other Rights. Any other rights,
         preferences, privileges or restrictions of the shares of such series.

                                       IV.

                           The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V.

                           The Corporation may provide by Bylaw, agreement or otherwise for the indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law."




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                  3.       The foregoing amendment and restatement of articles
of incorporation has been duly approved by the board of directors.

                  4. The foregoing amendment and restatement of articles of incorporation does not require shareholder approval since the amendment and restatement only reflect an elimination of authorized shares set forth in
Section 510(b)(1)(A) of the Corporations Code.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date:  May 20, 1996                    /s/ Stephen P. Scibelli, Jr.
                                       ------------------------------
                                       Stephen P. Scibelli, Jr.
                                       President



                                       /s/ James W. Kingler
                                       ------------------------------
                                       James W. Klingler
                                       Secretary